Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Pre-Effective Amendment No. 2 to Form N-2 of our report dated September 13, 2012, relating to the consolidated financial statements of Full Circle Capital Corporation appearing in the Prospectus, which is part of such Registration Statement, and to our report dated March 12, 2013, relating to the information as of June 30, 2012 and 2011 included in the “Senior Securities” table, appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey

June 19, 2013